Filed pursuant to Rule
424(b)(3) of the Rules and
Regulations Under the
Securities Act of 1933
Registration Statement No. 333-59284

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 4, 2003)

ADVANSTAR COMMUNICATIONS INC.

12% Series B Senior Subordinated Notes Due 2011

Recent Developments

We have attached to this prospectus supplement, and incorporated by reference in it, our Current Report on Form 8-K filed on September 11, 2003 containing our press releases dated September 10, 2003 and September 11, 2003.

This prospectus supplement, together with the Prospectus, is to be used by Credit Suisse First Boston LLC in connection with offers and sales of the notes in market-making transactions at negotiated prices related to prevailing market prices at the time of the sale. Credit Suisse First Boston LLC may act as principal or agent in such transactions.

September 16, 2003

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTIONS 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    September 11, 2003

Advanstar Communications Inc. (Exact name of registrant as specified in its charter)

New York	333-57201	59-2757389
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

545 Boylston Street Boston, Massachusetts		02116
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 267-6500

Item 5. Other Events

On September 10, 2003 and September 11, 2003, Advanstar Communications Inc. issued the press releases attached hereto as Exhibits 99.1 and 99.2, respectively, and incorporated by reference herein.

Item 7. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Document

99.1	Press release dated September 10, 2003
99.2	Press release dated September 11, 2003

SIGNATURES

Pursuant to the requirements of the Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANSTAR COMMUNICATIONS INC.

Date: September 11, 2003	By:	/s/ David W. Montgomery

		Name:	David W. Montgomery
		Title:	Vice President - Finance, Chief Financial Officer

2

EXHIBIT INDEX

Exhibit No.	Document

99.1	Press release dated September 10, 2003
99.2	Press release dated September 11, 2003

3

EXHIBIT 99.1

ADVANSTAR ANNOUNCES COMMENCEMENT OF PRIVATE PLACEMENT
OF $50,000,000 SECOND PRIORITY SENIOR SECURED NOTES

Boston, MA – September 10, 2003 – Advanstar Communications Inc. (“Advanstar”) today announced that it had launched a private placement of $50 million aggregate principal amount of 10.75% second priority senior secured notes due 2010. The notes will be secured by second priority liens on substantially all the collateral securing Advanstar’s credit facility (other than the capital stock of certain of its subsidiaries and assets of its parent companies), which collateral also secures its second priority senior secured notes issued in August 2003.

Advanstar plans to use the net proceeds from the private placement to repay all amounts borrowed under its revolving credit facility (approximately $12 million) and will invest the remaining proceeds, along with a $50 million equity contribution to be provided by DLJ Merchant Banking Partners III, L.P. and related funds on the closing date of the private placement, in short-term investments pending completion of Advanstar’s acquisition of a portfolio of healthcare industry-specific magazines and related custom project services from subsidiaries of The Thomson Corporation (as announced on August 25, 2003). If the acquisition closes, Advanstar will use the remaining net proceeds of the private placement, proceeds of the $50 million equity contribution made on the closing date of the private placement, an additional $10 million equity contribution to be made on the closing date of the acquisition and revolver borrowings of approximately $40 million to finance the acquisition. The notes will be subject to mandatory redemption if the Thomson acquisition does not close by December 31, 2003.

The second priority senior secured notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of any offer to buy the second priority senior secured notes.

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements as they are neither promises nor guarantees and involve risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. For example, statements about our expectations in connection with potential future acquisitions and possible financings are subject to a variety of uncertainties and are subject to change as a result of changes in circumstances that could make it difficult for us to consummate such acquisitions and financings on the terms described. In particular, Advanstar currently has only preliminary financial information for the asset portfolio to be acquired from Thomson for the period ended June 30, 2003. Pursuant to the acquisition agreement, Advanstar will receive final financial information for such asset portfolio after the closing of the private placement but prior to the closing of the acquisition. In order to consummate the acquisition and incur the debt needed to finance it, Advanstar will need to satisfy certain debt incurrence covenants under its existing debt instruments, some of which will require Advanstar’s net debt to be below specified levels as a multiple of pro forma EBITDA, as defined in those instruments. If Advanstar’s net debt is higher at closing, if the final financial information for the acquired asset portfolio results in lower pro forma EBITDA than currently expected (whether because reported results of the acquired portfolio are worse than expected or as a result of unanticipated pro forma adjustments (beyond the purchase accounting adjustments currently anticipated, which would increase depreciation and amortization and interest expense and potentially reduce amortization of deferred revenue as a result of the revaluation of deferred revenue to fair value)), Advanstar will be required to obtain additional equity and/or reduce anticipated debt under its credit facility concurrently with the acquisition in order to maintain compliance with the debt incurrence covenants, resulting in different sources of funding for the acquisition than are currently contemplated. You should not expect that these forward-looking statements will be updated or supplemented as a result of changing circumstances or otherwise, and we disavow and disclaim an obligation to do so.

EXHIBIT 99.2

Advanstar Communications Inc. Announces Pricing of Private Placement of
Second Priority Senior Secured Notes

Boston, MA – September 11, 2003 – Advanstar Communications Inc. (“Advanstar”) announced today that it had priced a private placement of $70,000,000 of 10.75% second priority senior secured notes due 2010 at a price per note of 101.50% of par plus accrued interest from August 18, 2003. The notes will be secured by second priority liens on substantially all the collateral securing Advanstar’s credit facility (other than the capital stock of certain of its subsidiaries and assets of its parent companies), which collateral also secures its second priority senior secured notes issued in August 2003.

Advanstar plans to use the net proceeds from the private placement to repay all amounts borrowed under its revolving credit facility (approximately $12 million) and will invest the remaining net proceeds, along with a $50 million equity contribution to be provided by DLJ Merchant Banking Partners III, L.P. and related funds on the closing date of the private placement, in short-term investments pending completion of Advanstar’s acquisition of a portfolio of healthcare industry-specific magazines and related custom project services from subsidiaries of The Thomson Corporation (as announced on August 25, 2003). If the acquisition closes, Advanstar will use the remaining net proceeds of the private placement, proceeds of the $50 million equity contribution made on the closing date of the private placement, an additional $10 million equity contribution to be made on the closing date of the acquisition and revolver borrowings of approximately $20 million to finance the acquisition. The notes will be subject to mandatory redemption if the Thomson acquisition does not close by December 31, 2003.

The notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of any offer to buy the notes.

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements as they are neither promises nor guarantees and involve risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. For example, statements about our expectations in connection with potential future acquisitions and possible financings are subject to a variety of uncertainties and are subject to change as a result of changes in circumstances that could make it difficult for us to consummate such acquisitions and financings on the terms described. In particular, Advanstar currently has only preliminary financial information for the asset portfolio to be acquired from Thomson for the period ended June 30, 2003. Pursuant to the acquisition agreement, Advanstar will receive final financial information for such asset portfolio after the closing of the private placement but prior to the closing of the acquisition. In order to consummate the acquisition and incur the debt needed to finance it, Advanstar will need to satisfy certain debt incurrence covenants under its existing debt instruments, some of which will require Advanstar’s net debt to be below specified levels as a multiple of pro forma EBITDA, as defined in those instruments. If Advanstar’s net debt is higher at closing, if the final financial information for the acquired asset portfolio results in lower pro forma EBITDA than currently expected (whether because reported results of the acquired portfolio are worse than expected or as a result of unanticipated pro forma adjustments (beyond the purchase accounting adjustments currently anticipated, which would increase depreciation and amortization and interest expense and potentially reduce deferred revenue as a result of the revaluation of deferred revenue to fair value)), Advanstar will be required to obtain additional equity and/or reduce anticipated debt under its credit facility concurrently with the acquisition in order to maintain compliance with the debt incurrence covenants, resulting in different sources of funding for the acquisition than are currently contemplated. You should not expect that these forward-looking statements will be updated or supplemented as a result of changing circumstances or otherwise, and we disavow and disclaim an obligation to do so.